Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)

iRhythm Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
[1] Equity	Common Stock, par value $0.001 per share	Other	1,687,074	$116.02	$195,734,325.48	$0.00013810	$27,030.92
Total Offering Amounts					$195,734,325.48		$27,030.92
Total Fee Offsets							—
Net Fee Due							$27,030.92

Offering Note
1 Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share (“Common Stock”), that become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration by iRhythm Holdings, Inc. (the "Registrant") that results in an increase to the number of outstanding shares of Common Stock of the Registrant.

Represents shares of Common Stock to be registered and available for grant under the Registrant’s 2026 Equity Incentive Plan (the “2026 Plan”). In addition, any shares subject to awards granted under the Registrant’s 2016 Equity Incentive Plan that are outstanding on the effective date of the 2026 Plan and are cancelled, forfeited, repurchased, or expire by their terms without shares being issued will be returned to the pool of shares available for grant and issuance under the 2026 Plan.

Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of Common Stock as reported on The Nasdaq Stock Market LLC on May 21, 2026, which date is within five business days prior to the filing of this Registration Statement.